As filed with the Securities and Exchange Commission on October 25, 2016

Registration No. 333-162430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT NO. 333-162430

UNDER

THE SECURITIES ACT OF 1933

Raptor Pharmaceutical Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0883978
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

7 Hamilton Landing, Suite 100

Novato, CA 94949

(415) 408-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Anne Smith

President and Chief Executive Officer

Raptor Pharmaceutical Corp.

7 Hamilton Landing, Suite 100

Novato, California 94949

(415) 408-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement No. 333-162430, originally filed by Raptor Pharmaceutical Corp. (the “Company”) on Form S-3 with the Securities and Exchange Commission (the “Commission”) on October 13, 2009 as amended by (i) Pre-Effective Amendment No.1 to Form S-3 on Form S-3/A, filed with, and declared effective by, the Commission on November 12, 2009, (ii) Post-Effective Amendment No. 1 to Form S-3 on Form S-1, filed with the Commission on November 24, 2010, (iii) Post-Effective Amendment No. 2 to Form S-3 on Form S-1, filed with, and declared effective by, the Commission on December 1, 2010, and (iv) Post-Effective Amendment No. 1 to Form S-1 on Form S-3, filed with the Commission on October 21, 2011 and declared effective by the Commission on October 21, 2011 (collectively, the “Registration Statement”), registering an aggregate of 5,557,865 shares of Company common stock, par value $0.001 per share, including 1,764,226 shares of Company common stock issuable upon the exercise of warrants held Company stockholders.

The Company is filing this Post-Effective Amendment No. 2 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On October 25, 2016, pursuant to the Agreement and Plan of Merger, dated as of September 12, 2016 (the “Merger Agreement”), by and among Horizon Pharma plc, a public limited company organized under the laws of Ireland (“Parent”), Misneach Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on October 25, 2016.

RAPTOR PHARMACEUTICAL CORP.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	President, Chief Executive Officer (Principal Executive Officer)	October 25, 2016

/s/ Paul W. Hoelscher Paul W. Hoelscher	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2016